Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of First Wave BioPharma, Inc. (f/k/a AzurRx BioPharma, Inc.) on Form S-3 (filed on January 21, 2022) of our report dated March 31, 2021, on the consolidated financial statements of First Wave BioPharma, Inc. as of December 31, 2020 and 2019 and for the years then ended, which appears in the Annual Report on Form 10-K of First Wave BioPharma, Inc. for the year ended December 31, 2020. The report for First Wave BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Mazars USA LLP
New York, New York
January 21, 2022